                                                               Exhibit 12
                    MCDONNELL DOUGLAS CORPORATION
           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (Dollars in Millions)


                                        Years Ended December 31
                              ---------------------------------------------
                               1995      1994     1993       1992      1991
                              ------    ------   ------     ------    -----

EARNINGS
  Earnings (loss) from
   continuing operations
   before income taxes
   and cumulative effect
   of accounting change       ($750)     $920     $459     $1,086     $615

    ADD: Interest expense       225       249      215        468      453
         Interest factor
           in rents              32        35       39         57       66
         Amortization of
           capitalized
           interest               1         1        1          2        2
                              ------   ------   ------     ------   ------
                              ($492)   $1,205     $714     $1,613   $1,136
                              ======   ======   ======     ======   ======




FIXED CHARGES
  Interest expense             $225      $249     $215      $468      $453
  Capitalized interest                               2
  Interest factor in rents       32        35       39        57        66
                              ------   ------    ------    ------   ------
                               $257      $284     $256      $525      $519
                              ======   ======    ======    ======   ======


Ratio of earnings to fixed
  charges                     (1.9X)(A)  4.2X     2.8X      3.1X      2.2X
                              ======   ======    ======    ======    ======


(A) For the year ended December 31, 1995, earnings were inadequate to cover fixed charges. The amount of such deficiency for the period was $749 million.